EXHIBIT 99.1

Hi-Tech Pharmacal Reports Record Sales of $57.2 million and Diluted EPS of $1.08 from Continuing Operations for the Fourth Quarter 2011 Ended April 30, 2011

AMITYVILLE, N.Y – July 7, 2011 – Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the fourth quarter and year ended April 30, 2011.

Fourth Quarter Results
For the three months ended April 30, 2011, the Company reported net sales of $57.2 million, an increase of 45% from $39.4 million for the same period last year.

During the quarter ended April 30, 2011, net sales of generic pharmaceutical products were $48.0 million, an increase of 59% compared to $30.2 million for the same fiscal 2010 period. The primary reason for the change was an increase in sales of Fluticasone Propionate nasal spray. Sales of Fluticasone Propionate nasal spray totaled $26.9 million up from $6.4 million in the same fiscal 2010 period. New product launches such as Gabapentin oral solution also contributed to the positive results. Sales of Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution totaled $5.9 million.

Sales for the Health Care Products division (“HCP”), which markets the Company’s branded OTC products, increased 24% to $3.3 million for the three months ended April 30, 2011 compared to $2.7 million for the same fiscal period in the prior year. The increase was primarily due to sales of the Mag-Ox® brand of magnesium supplements acquired in March 2010.

Sales for ECR Pharmaceuticals, which markets the Company’s branded prescription products, were $5.9 million, for the three months ended April 30, 2011, down from $6.5 million for the same period in the prior year. The decrease was due to lower sales of the Lodrane® line of antihistamines.

Cost of sales increased to $25.9 million for the three months ended April 30, 2011 from $18.5 million, but decreased as a percentage of sales to 45% from 47% of sales. Increased sales of higher margin generic products such as Fluticasone Propionate nasal spray and Gabapentin oral solution led to this change. These positive trends offset lower sales of Dorzolamide products and high margin Lodrane®.

Sales, General and Administrative expenses increased to $10.8 million from $9.8 million, a 10% increase compared to the same fiscal 2010 period. The increase was due to increased amortization, compensation and legal expenses. As a percentage of sales, SG&A declined to 19% from 25%.

For the three months ended April 30, 2011, Research and Development costs increased by 8% to $2.3 million from $2.2 million for the comparable fiscal 2010 period as an increase in internal personnel in the R&D department was offset by a decrease in external spending.

Royalty income decreased to $0.8 million from $1.0 million since royalty payments related to the divested product Brometane ended in December 2010.

The Company reported quarterly net income of $12.7 million or $.98 per fully diluted share for the three months ended April 30, 2011, compared to a net income of $6.5 million or $.50 per fully diluted share for the same period in the prior year. Earnings per share from continuing operations were $1.08, which excludes the loss of approximately $0.10 per share related to the Midlothian division which is reflected as discontinued operations. The loss from the Midlothian division included an impairment charge of $1.3 million related to the write-down of intangible assets of that division.

Full Year Results
For the fiscal year ended April 30, 2011, the Company reported net sales of $190.8 million, an increase of 20% from $159.3 million for the same period last year.

Sales of generic pharmaceutical products were $157.4 million, an increase of 22% compared to $129.4 million for the prior year. The increase was primarily due to an increase in sales of Fluticasone Propionate nasal spray. Strong unit sales at higher average prices helped increase sales of Fluticasone Propionate nasal spray to $73.8 million for the current fiscal year versus $13.8 million in the previous fiscal year. Sales of Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution totaled $27.1 million for the fiscal year ended April 30, 2011.

Sales for the HCP division, which markets the Company’s branded OTC products, increased 23% to $13.9 million for the fiscal year ended April 30, 2011 compared to $11.3 million for the prior year. Increased sales of the Mag-Ox® brand magnesium supplements, acquired in March 2010, led the increase.

ECR Pharmaceuticals, which markets the Company’s branded prescription products, contributed $19.6 million in sales for the full fiscal year, up from $18.7 million for the fiscal year ended April 30, 2010.

Cost of sales increased as a percentage of sales to 44% from 43%. The increase in cost of sales as a percentage of sales is primarily due to significant pricing declines for Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution. Increased sales of Fluticasone Propionate nasal spray at higher average prices partially offset this effect as did increased sales of the MagOx® line of magnesium supplements and Lodrane®.

Sales, General and Administrative expenses decreased to $39.1 million from $43.1 million primarily due the absence of the royalty payment on profits of Dorzolamide with Timolol ophthalmic solution. The Company bought out its partner on the Dorzolamide with Timolol product in January 2010.

Research and Development costs increased by 29% to $9.4 million from $7.3 million as the Company increased spending on internal projects for the generic division and external projects for the ECR subsidiary.

Royalty income increased to $4.6 million from $3.6 million due to increased royalties on products divested by the Company.

Net income increased to $41.5 million or $3.19 per fully diluted share in fiscal 2011 compared to net income of $31.1 million or $2.50 per fully diluted share for the prior year. Earnings per share from continuing operations were $3.36, which excludes the loss of approximately $0.17 per share related to the Midlothian division, reflected as discontinued operations.

David Seltzer, President and CEO, commented: “We are very pleased with results for the fourth quarter and fiscal year end as we reported the best results in the Company’s history. Fluticasone Propionate nasal spray, our generic version or Flonase®, in particular, was an outstanding success, and we continue to gain market share. Additionally, our pipeline of products and our balance sheet have never been stronger and will continue to facilitate the growth of the Company.”

Conference Call Information
The Company will hold a conference call to discuss its financial results today, July 7, 2011, at 10 a.m. Eastern Time.

To access the conference call, dial toll free 800-659-2032, or 617-614-2712 for international callers, five minutes before the conference. The passcode of the conference call is 85855324.

A replay of the conference call will be available after 1:00 p.m. on July 7, 2011, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 26495018.

Other Information
Hi-Tech currently has thirteen products awaiting approval at the FDA, targeting brand and generic sales of over $1 billion, including one product for which the Company has a financial interest which was filed by another company. In addition, Hi-Tech has approximately twenty products in active development targeting brand sales of over $4 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech's ability to control or estimate precisely, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, loss of customers or employees, the possibility that legal proceedings may be instituted against Hi-Tech and other results and other risks detailed from time to time in Hi-Tech’s filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management's current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

	Twelve Months		Three Months
	4/30/2011	4/30/2010	4/30/2011	4/30/2010
Net sales	$190,848,000	$159,339,000	$57,183,000	$39,358,000
Cost of goods sold	83,263,000	68,553,000	25,904,000	18,547,000

Gross profit	107,585,000	90,786,000	31,279,000	20,811,000

Cost and expenses:
Selling, general, administrative expenses	39,104,000	43,100,000	10,756,000	9,819,000
Research and product development costs	9,350,000	7,259,000	2,330,000	2,154,000
Royalty income	(4,607,000)	(3,572,000)	(829,000)	(1,033,000)
Contract research (income)	(675,000)	(894,000)	(8,000)	—
Interest expense	45,000	29,000	11,000	5,000
Interest (income) and other	(433,000)	(1,193,000)	(446,000)	(18,000)
Total	42,784,000	44,729,000	11,814,000	10,927,000

Income from continuing operations before provision for income taxes	64,801,000	46,057,000	19,465,000	9,884,000
Provision for income tax expense (benefit)	21,082,000	14,471,000	5,490,000	2,950,000

Income from continuing operations	43,719,000	31,586,000	13,975,000	6,934,000
Income (loss) from discontinued operations, net of tax	(2,265,000)	(465,000)	(1,310,000)	(425,000)

Net income	$41,454,000	$31,121,000	$12,665,000	$6,509,000

Basic earnings (loss) per share:
Continuing operations	3.47	2.65	1.10	0.56
Discontinued operations	(0.18)	(0.04)	(0.10)	(0.04)
Basic earnings (loss) per share	3.29	2.61	1.00	0.52

Diluted earnings (loss) per share:
Continuing operations	3.36	2.54	1.08	0.54
Discontinued operations	(0.17)	(0.04)	(0.10)	(0.04)
Diluted earnings (loss) per share	3.19	2.50	0.98	0.50

Weighted average common shares outstanding – basic	12,615,000	11,903,000	12,676,000	12,434,000
Effect of potential common shares	397,000	522,000	276,000	489,000
Weighted average common shares outstanding – diluted	13,012,000	12,425,000	12,952,000	12,923,000